Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal First Quarter 2020

Announced Quarterly Cash Dividend of $0.07 per Share
Withdraws Full Year 2020 Outlook
Amends Credit Facility
Centennial, CO - May 5, 2020 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.0% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal first quarter ended March 26, 2020.
Beginning in mid-March 2020, all of the theater circuits in the Company's network announced that their theaters would be temporarily closed to address the COVID-19 pandemic. Several major motion picture releases were delayed until later in 2020 or 2021 and some other studios shortened the “release window” between the release of motion pictures in theaters and an alternative delivery method or released motion pictures directly to alternative delivery methods bypassing the theater entirely. The results of the first quarter of 2020 were significantly impacted by these temporary closures as theater attendance was less than expected beginning in March, initially as the public was told to practice social distancing, and then further when theaters were closed following stay at home orders issued by state and local governments. As of the date of this press release, almost all theaters remain closed across the United States.
Q1 2020 Results
Total revenue for the first quarter ended March 26, 2020 decreased 15.9% to $64.7 million as compared to $76.9 million for the comparable quarter last year. Operating income decreased 55.0% to $4.9 million for the first quarter of 2020 from $10.9 million for the first quarter of 2019. Adjusted OIBDA decreased 34.8% to $14.4 million for the first quarter of 2020 from $22.1 million for the first quarter of 2019. Net loss for the first quarter of 2020 was $3.7 million, or $0.05 per diluted share, compared to net loss of $1.1 million, or $0.01 per diluted share, for the first quarter of 2019. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.
COVID-19 Pandemic and Related Liquidity Measures
In March 2020, NCM LLC drew down an additional $110.0 million on its revolving credit facility increasing the Company’s cash and marketable securities balance to $215.3 million as of March 26, 2020 ($132.2 million at NCM LLC). The $132.2 million of cash at NCM LLC will be used to fund operations during the period of expected reduced cash flows from the temporary theater closures. Further, as of March 26, 2020, the Company had approximately $113.7 million of trade accounts receivable outstanding from customers, of which the Company has collected approximately $66.7 million as of May 4, 2020.
On April 30, 2020, NCM LLC amended its Credit Agreement to allow for the automatic waiver of any non-compliance with its Consolidated Net Senior Secured Leverage Ratio and Consolidated Total Leverage Ratio financial covenants occurring from the quarter ending June 25, 2020 until and including the quarter ending July 1, 2021. As of March 26, 2020, NCM LLC was in compliance with these financial covenants. The Credit Agreement amendment has requirements for the amount of NCM LLC unrestricted cash on hand and availability under the Revolving Credit Facility during the waiver period, as well as, restrictions on available cash distributions from NCM LLC to NCM, Inc., during the waiver period, all of which are further described in the Company’s Form 8-K filed with the SEC on May 5, 2020.

Since NCM LLC is unable to advertise in theaters, it will not generate any in-theater revenue for the duration of time that the theaters are closed. NCM LLC’s theater access fees, network affiliate payments and Platinum Spot revenue share payments are driven by attendance, active screens and revenue, and therefore, will not be incurred for the duration the theaters are closed. The Company has been working to preserve cash and ensure sufficient liquidity to endure the impacts of the COVID-19 Pandemic, even if prolonged. Among other measures, the Company has:
•Temporarily furloughed approximately one-third of staff and temporarily reduced the pay of the remaining employees by up to 50%, which in aggregate reduced wage expense by 50%;
•Temporarily reduced cash compensation of the Company's Board of Directors by 20%;
•Suspended non-essential operating expenditures;
•Implemented a hiring freeze;
•Temporarily suspended the 401K employee match program;
•Terminated or deferred certain non-essential capital expenditures;
•Reached out to our landlords, vendors, and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 Pandemic; and
•Introduced an active cash management process, which, among other things, requires CEO approval of all outgoing payments.
We believe that the exhibition industry has historically fared well during recessions, and management remains optimistic, though cannot guarantee, that the founding members and network affiliates will rebound and attendance figures will benefit from pent-up social demand as home sheltering subsides and people seek togetherness with a return to normalcy. However, the ultimate significance of the COVID-19 pandemic, including the extent of the adverse impact on the Company’s financial and operational results, will be dictated by the currently unknowable duration and the effect on the overall economy and of responsive governmental regulations, including shelter-in-place orders and mandated business closures. Our business also could be significantly affected should the disruptions caused by the COVID-19 pandemic lead to changes in consumer behavior (such as social distancing), which we believe will be temporary, or further reductions to the customary theatrical release window. The COVID-19 pandemic also makes it more challenging for management to estimate the future performance of our business, particularly over the near to medium term. The Company is monitoring the rapidly evolving situation and its potential impacts on its financial position, results of operations, liquidity and cash flows.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.07 per share of common stock. The dividend will be paid on June 1, 2020 to stockholders of record on May 18, 2020. The dividend was reduced from previous quarters due to the reduced cash flows to NCM LLC from the theater closures from the COVID-19 pandemic and the corresponding limitations on available cash distributions from NCM LLC to NCM, Inc. under the Credit Agreement amendment. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its free cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will consider general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the temporary theater closures for the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.

From the CEO
Commenting on the Company’s first quarter 2020 operating results and response to the COVID-19 pandemic, NCM CEO Tom Lesinski said, “While 2020 was off to a strong start, the COVID-19 pandemic and resulting temporary theater closures have placed unprecedented challenges on our business, and our cinema partners. The crisis has required us to adjust our business focus to both building liquidity and continuing to aggressively compete in the video advertising marketplace so we can hit the ground running when theaters reopen. Fortunately, we believe, our cash on hand, combined with outstanding receivables and the highly variable nature of our operating costs, we are well positioned to be able to weather this disruption to our business.”

Tom Lesinski also added, “Since the theaters closed, our sales teams have been busy rescheduling existing ad commitments and seeking to increase our video advertising market share by filling a void left by the cancellation of sports and other premium video programming. Our sales, operating and financial teams have been working tirelessly to preserve the valuable relationships we have with our exhibitor partners, advertising clients and their agencies, our lenders and our stockholders. I want to thank all of our NCM team, including those that have been temporarily furloughed, as none of this would have been possible without their hard work and resilience during this unprecedented time. Due to everyone's effort and support, I am confident that NCM will not only make it through this crisis together, but come out on the other side stronger than ever.”
2020 Outlook
Due to the current unprecedented market conditions related to the coronavirus (COVID-19) and the resulting uncertainty regarding the duration and ultimate impact of governmental regulations, including shelter-in-place orders and mandated business closures including our network theaters and clients, as well as the impact of changes in consumer behavior (such as social distancing) on attendance following the reopening of the theaters, the Company is withdrawing its previously published financial guidance related to revenue, Adjusted OIBDA and integration payments for the fiscal year ending December 31, 2020.
Supplemental Information
Integration and other encumbered theater payments due from AMC associated primarily with Carmike Theaters for the quarter ended March 26, 2020 and from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarter ended March 28, 2019 were $1.4 million and $2.5 million respectively. Integration and other encumbered theater payments decreased $1.1 million from the quarter ended March 28, 2019 to the quarter ended March 26, 2020 due to Rave Cinemas coming onto our network and no longer being encumbered and the decrease in Adjusted OIBDA quarter over quarter. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties May 5, 2020 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, May 19, 2020, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13702125.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie pre-show is presented exclusively in 57 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,100 screens in over 1,700 theaters in 190 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.0% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) increased competition for advertising expenditures; 3) changes to relationships with NCM LLC’s founding members; 4) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19); 5) inability to implement or achieve new revenue opportunities; 6) failure to realize the anticipated benefits of the 2019 ESA Amendments; 7) technological changes and innovations; 8) economic conditions, including the level of expenditures on cinema advertising; 9) our ability to renew or replace expiring advertising and content contracts; 10) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 11) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 12) fluctuations in operating costs; and 13) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Quarterly Report on Form 10-K for the year ended December 26, 2019, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended
	March 26, 2020	March 28, 2019
Revenue	$64.7	$76.9
OPERATING EXPENSES:
Advertising operating costs	6.2	7.3
Network costs	2.9	3.5
Theater access fees and revenue share to founding members	17.7	19.1
Selling and marketing costs	13.9	15.2
Administrative and other costs	9.8	10.7
Depreciation expense	3.2	3.3
Amortization of intangibles recorded for network theater screen leases	6.1	6.9
Total	59.8	66.0
OPERATING INCOME	4.9	10.9
NON-OPERATING EXPENSES:
Interest on borrowings	13.6	14.4
Interest income	(0.2)	(0.5)
Gain on early retirement of debt, net	—	(0.3)
Loss on re-measurement of the payable to founding members under the tax receivable agreement	0.2	0.7
Other non-operating income	(0.1)	(0.2)
Total	13.5	14.1
LOSS BEFORE INCOME TAXES	(8.6)	(3.2)
Income tax benefit	(0.4)	(0.6)
CONSOLIDATED NET LOSS	(8.2)	(2.6)
Less: Net loss attributable to noncontrolling interests	(4.5)	(1.5)
NET LOSS ATTRIBUTABLE TO NCM, INC.	$(3.7)	$(1.1)

NET LOSS PER NCM, INC. COMMON SHARE
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	77,763,967	77,179,777
Diluted	77,763,967	77,179,777

Dividends declared per common share	$0.19	$0.17

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	March 26, 2020	December 26, 2019
Cash, cash equivalents and marketable securities	$215.3	$80.9
Receivables, net	113.7	170.8
Property and equipment, net	32.8	33.2
Total assets	1,204.6	1,130.0
Borrowings, gross	1,063.0	935.6
Total equity/(deficit)	(136.3)	(121.2)
Total liabilities and equity	1,204.6	1,130.0

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	March 26, 2020	March 28, 2019
Total Screens (100% Digital) at Period End (1)(6)	21,102	20,944
Founding Member Screens at Period End (2)(6)	16,973	16,715
DCN (Digital Content Network) Screens at Period End (3)(6)	20,863	20,536

	Quarter Ended
(in millions)	March 26, 2020	March 28, 2019
Total Attendance for Period (4)(6)	120.4	148.7
Founding Member Attendance for Period (5)(6)	99.8	123.8
Capital Expenditures (7)	$3.3	$2.8

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(7)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended
	March 26, 2020	March 28, 2019
Revenue breakout:
National and regional advertising revenue	$49.8	$57.4
Local advertising revenue	9.4	12.8
Total advertising revenue (excluding beverage)	$59.2	$70.2

Total revenue	$64.7	$76.9

Per attendee data:
National and regional advertising revenue per attendee	$0.414	$0.386
Local advertising revenue per attendee	$0.078	$0.086
Total advertising revenue (excluding beverage) per attendee	$0.492	$0.472
Total revenue per attendee	$0.537	$0.517
Total attendance (1)	120.4	148.7

Other operating data:
Operating income	$4.9	$10.9
Adjusted OIBDA (2)	$14.4	$22.1
Adjusted OIBDA margin (2)	22.3%	28.8%

Loss per share - basic	$(0.05)	$(0.01)
Loss per share - diluted	$(0.05)	$(0.01)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(2)	Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  Adjusted OIBDA represents operating income before depreciation expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share-based compensation costs and Chief Executive Officer transition costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on the Company's operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, CEO turnover, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization of intangibles recorded for network theater screen leases, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs or costs associated with the resignation of the Company’s former Chief Executive Officer. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as a substitute for, financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	March 26, 2020	March 28, 2019
Operating income	$4.9	$10.9
Depreciation expense	3.2	3.3
Amortization of intangibles recorded for network theater screen leases	6.1	6.9
Share-based compensation costs (1)	0.2	0.8
CEO transition costs	—	0.2
Adjusted OIBDA	$14.4	$22.1
Total revenue	$64.7	$76.9
Adjusted OIBDA margin	22.3%	28.8%

Adjusted OIBDA	$14.4	$22.1
Carmike and Rave Theaters integration and encumbered theater payments	1.4	2.5
Adjusted OIBDA after integration and encumbered theater payments	$15.8	$24.6

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended
	March 26, 2020	March 28, 2019
Share-based compensation costs included in network costs	$0.1	$0.1
Share-based compensation costs included in selling and marketing costs	0.1	0.3
Share-based compensation costs included in administrative and other costs	—	0.4
Total share-based compensation costs	$0.2	$0.8